Exhibit 99.2

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC PROMOTES RICHARD H. WOHL TO PRESIDENT OF INDYMAC BANK
Frank M. Sillman Promoted to CEO of IndyMac Mortgage Bank
Pasadena, Calif. – (July 28, 2005) – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac”) announced today the promotion of Richard H. Wohl to President of IndyMac Bank® F.S.B. (“IndyMac Bank”), a newly created position that will oversee the primary business divisions of IndyMac Bank in both its thrift and mortgage banking segments. Additionally, the Company has promoted Frank Sillman to the post of Chief Executive Officer of IndyMac Mortgage Bank.
Wohl will continue to report to Michael W. Perry, Chairman and Chief Executive Officer of IndyMac Bancorp, Inc. In addition to the promotion, Wohl has also been elected to serve on the Board of Directors of IndyMac Bank.
“I am very pleased to announce the promotion of Richard to President of IndyMac Bank. For more than 11 years, he has been instrumental in the growth and success of IndyMac, and the Mortgage Bank, in particular, which under his leadership has grown from the 26th largest to the 11th largest single-family residential mortgage originator in the nation in just five years,” Perry said. “His strong skills and many years of experience in mortgage banking at IndyMac, as well as his leadership contributions to the growth of IndyMac Mortgage Bank, make him the perfect choice for this new position,” added Perry.
Wohl has served as Senior Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Mortgage Bank since 2000. He was hired as general counsel and secretary in 1994 and served in that capacity until 1999, when he was promoted to Senior Executive Vice President and Chief Operating Officer. Prior to joining IndyMac, Wohl was an attorney with Morrison & Foerster of Los Angeles, where he worked in the institutional lending and corporate areas with a focus on mortgage banking.
“I feel grateful and privileged that the Board and Michael Perry, my mentor and friend for more than 11 years, have selected me for this honor. I am also pleased that the Bank is, in effect, recommitting to the team that has helped us develop into one of the leading mortgage banking companies in the country over the past five years”, commented Wohl.
Wohl graduated with distinction from Stanford University and received a law degree from Harvard Law School, where he was an editor of the Harvard Law Review.
The company also announced that Frank M. Sillman has been promoted to chief executive officer of IndyMac Mortgage Bank, a position previously held by Wohl. Sillman previously served as the Chief Executive Officer and Executive Vice President of the Mortgage Professionals Division of IndyMac Mortgage Bank.
“Frank has played the major role in the execution of our strategy to gain market share through the expansion of IndyMac’s operations geographically with strong sales force growth and increased relationships with mortgage professionals across the country. This has been one of the key factors in the success of IndyMac Mortgage Bank. His promotion to CEO of the Mortgage Bank also exemplifies both IndyMac’s strong culture of meritocracy, where outstanding performance is rewarded, and our preference for promoting from within our company to fill key management positions” commented Wohl. “His experience and knowledge of our industry will be important factors in executing our strategy. I look forward to continuing to work closely with him to meet our ambitious goals.”
Sillman joined IndyMac in 1997 as a Senior Vice President and was promoted to CEO of the Mortgage Professionals Division in 2004. The Mortgage Professionals Division represents the largest division of the Mortgage Bank, producing 82 percent of total Mortgage Bank production and 71 percent of total Mortgage Bank revenues in 2004. During his tenure at IndyMac, Sillman held various leadership positions with the Mortgage Bank, including heading up Product Development and overseeing Sales and Marketing. Prior to joining IndyMac, he founded two retail mortgage banking companies, TCM Mortgage and American Home Credit. Prior to that, Sillman served as treasurer for Shearson Lehman Mortgage for five years. Sillman has 19 years of experience in the mortgage banking industry.
“I have spent my whole career in the mortgage business, and it is a great honor for me to be named CEO of IndyMac’s Mortgage Bank,” said Sillman. “While we have accomplished a great deal in the last several years in terms of growing our business and capturing market share, I truly believe that the best is yet to come for IndyMac.”
Sillman received his bachelors degree from the University of California, San Diego.
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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank®, the largest savings and loan in Los Angeles County and the 10th largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.
IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns.
IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.
IndyMac’s total annualized return to shareholders of 24 percent for the period 1993 through June 30, 2005, under its current management team, has exceeded the comparable returns of 12 percent and 10 percent for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com